Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as amended, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020 of which this Exhibit 4.1 is a part. As used in this Exhibit 4.1, the terms “the Company,” “we”, “us” and “our” refer only to MetroCity Bankshares, Inc. and not to any existing or future subsidiaries of MetroCity Bankshares, Inc.

General

Our articles authorize the issuance of up to 40,000,000 shares of common stock, par value of one cent ($0.01) per share, and up to 10,000,000 shares of preferred stock, par value of one cent ($0.01) per share. At December 31, 2020, we had issued and outstanding 25,674,573 shares of our common stock, and no shares of preferred stock.

Common Stock

Each share of common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to our common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the common stock are described below.

Dividend Rights.   Subject to the rights of preferred stock we may use in the future, each share of common stock will participate equally in dividends, which are payable when and as declared by our board of directors.

Liquidation and Dissolution.   After the return of all funds to depositors and the payment of creditors and after distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto or the holders of capital notes, if any, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, as provided for in the Financial Institutions Code of Georgia and the Georgia Business Corporation Code, the holders of the common stock shall be entitled to receive all our remaining assets.

Voting Rights.   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting in the election of directors. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter will be the act of the shareholders, except for the election of directors. In the election of directors, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at any meeting where a quorum is present.

Absence of Preemptive Rights.   Our common stock does not have preemptive rights or other rights to subscribe for additional shares.

Stock Exchange Listing.   Our common stock is listed on the Nasdaq Global Select Market under the symbol “MCBS.”

Preferred Stock

Upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of common stock (subject to Nasdaq shareholder approval rules) and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock.

Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:

•      general or special voting rights;

•      preferential liquidation rights;

•      preferential cumulative or noncumulative dividend rights;

•      redemption or put rights; and

•      conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

•      adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•      discourage an unsolicited proposal to acquire us; or

•      facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.

Anti-Takeover Considerations and Special Provisions of Our Articles, Bylaws and Georgia Law

Authorized but Unissued Capital Stock.   At December 31, 2020, we had 11,780,683 shares of authorized but unissued shares of common stock. We also have 10,000,000 shares of authorized but unissued shares of preferred stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval (subject to Nasdaq shareholder approval rules). These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Number and Classification of Directors.   Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than five (5) nor more than twenty-five (25). The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the articles of incorporation and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

Limitation on Right to Call a Special Meeting of Shareholders.   Our bylaws provide that special meetings of shareholders may only be called by our Chairman of the Board, our Chief Executive Officer, our President or by the affirmative vote of our board of directors.

Advance Notice Provisions.   Our bylaws provide an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a shareholder who has given to our Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by our board of directors, or the committee of our board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to, or mailed or received by, the Secretary by the ninetieth (90th) day, and not earlier than the one hundred twentieth (120th) day, prior to the anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is called for a date more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting.

The notice of any shareholder proposal or nomination for election as director must set forth various information required under the bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of our capital stock that are beneficially owned by them.

Filling of Board Vacancies; Removals.   Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors even if the number of directors then in office is less than a quorum.

New or Amendment of the Bylaws.   New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote at any annual or special meeting of the shareholders or by the board of directors at any regular or special meeting of the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws must be given in the notice of the meeting.

Voting Provisions.   Our articles provide for a heightened voting threshold to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least two-thirds (2∕3) of the issued and outstanding shares of the Company entitled to vote.

Elimination of Liability and Indemnification.   Our articles of incorporation provide that a director of the Company will not incur any personal liability to us or our shareholders for monetary damages for certain breaches of fiduciary duty as a director. A director’s liability, however, is not eliminated with respect to (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or, (iv) any unlawful distributions under certain provisions of state law. Our articles of incorporation and bylaws also provide, among other things, for the indemnification of our directors, officers and agents, and authorize our board of directors to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by the individual while acting for us within the scope of his or her employment (subject to certain limitations). We have obtained director and officer liability insurance covering all of our and our subsidiary bank’s officers and directors.